UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Dell Computer Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
Election of Directors
Director Information
Committees
Meetings and Attendance
Director Compensation
Executive Compensation
Compensation Committee Report
Compensation Philosophy
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
Stock Options
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Other Benefits
Employment Agreements and Change-in-Control Arrangements
Five-Year Performance Graph
Stock Ownership
Other Director and Executive Officer Information
Certain Relationships and Related Party Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Additional Information
Record Date; Shares Outstanding
Quorum
Proxies; Right to Revoke
Default Voting
Tabulation of Votes
Voting by Street Name Holders
Independent Accountants
Proxy Solicitation
Stockholder Proposals for Next Year’s Meeting
Stockholder List
Annual Report on Form 10-K

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2000

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Dell Com Logo

www.dell.com

Notice of Annual Meeting	ii

Proxy Statement	1

Election of Directors	1

Director Information	2

Committees	5

Meetings and Attendance	6

Director Compensation	6

Executive Compensation	8

Compensation Committee Report	8

Compensation Committee Interlocks and Insider Participation	11

Summary Compensation Table	12

Stock Options	13

Option Grants in Last Fiscal Year	13

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values	14

Other Benefits	14

Employment Agreements and Change-in-Control Arrangements	15

Five-Year Performance Graph	16

Stock Ownership	17

Other Director and Executive Officer Information	18

Certain Relationships and Related Party Transactions	18

Section 16(a) Beneficial Ownership Reporting Compliance	18

Additional Information	18

Record Date; Shares Outstanding	18

Quorum	18

Proxies; Right to Revoke	18

Default Voting	19

Tabulation of Votes	19

Voting by Street Name Holders	19

Independent Accountants	19

Proxy Solicitation	19

Stockholder Proposals for Next Year’s Meeting	19

Stockholder List	20

Annual Report on Form 10-K	20

i

DELL COMPUTER CORPORATION

One Dell Way
Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Thursday, July 20, 2000

Time	9:00 a.m., Central Time

Place	Austin Convention Center Exhibit Hall #2 500 E. Cesar Chavez Austin, Texas

Proposal	Election of four directors

Record Date	May 23, 2000

Voting Methods	Internet — Use the website shown on
   the proxy card
Telephone — Use the toll-free number
   shown on the proxy card
Written ballot — Complete and return a
   proxy card
In person — Attend and vote at the
meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Proxy Statement is accompanied by a copy of the Annual Report on Form 10-K and a copy of the brochure entitled “Fiscal 2000 in Review.”

On behalf of the Board of Directors:

Thomas B. Green, Secretary
May 26, 2000

ii

DELL.COM LOGO

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by Dell Computer Corporation, on behalf of the Board of Directors, for the 2000 Annual Meeting of Stockholders. This Proxy Statement and the related proxy form are being distributed on or about June 5, 2000.

You can vote your shares using one of the following methods:

•	Vote through the Internet at the website shown on the proxy card
•	Vote by telephone using the toll-free number shown on the proxy card
•	Complete and return a written proxy card

Votes submitted through the Internet or by telephone must be received by 4:00 p.m., Eastern Time, on July 19, 2000. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the meeting and vote.

ELECTION OF DIRECTORS

The only proposal scheduled to be voted on at the meeting is the election of four directors. Three of these directors will serve full three-year terms as Class III directors, and one will serve for the remaining two years of a three-year term as a Class II director. The Board of Directors has nominated Alex J. Mandl, Michael A. Miles and Morton L. Topfer for the Class III directorships and has nominated Samuel A. Nunn, Jr. for the Class II directorship. All of these individuals are currently serving as Dell directors.

The Board of Directors recommends a vote “FOR” all nominees.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

Claudine B. Malone, who is currently serving as a Class III director, is retiring from the Board after seven years of service and is not standing for reelection. Her retirement will be effective the day before the annual meeting.

In accordance with the bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. That means the four nominees will be elected if they receive more affirmative votes than any other nominees.

Director Information

The Board is separated into three classes, each with a three-year term. The terms of the Class I directors expire in 2001, the terms of the Class II directors expire in 2002, and the terms of the Class III directors expire in 2003.

Set forth below is biographical and other information about the persons who will make up the Board following the annual meeting, assuming election of the nominees named above

Donald J. Carty Class I Age: 53 Director since December 1992 Board Committees: Compensation	Mr. Carty is Chairman of the Board, President and Chief Executive Officer of AMR Corporation and American Airlines, Inc., a subsidiary of AMR Corporation, positions he has held since May 1998. From March 1995 to May 1998, Mr. Carty was President of American Airlines, Inc., President of AMR Airline Group and Executive Vice President of AMR Corporation. Mr. Carty serves on the Board of Trustees of Queen’s University in Kingston, Ontario.

Michael S. Dell Class II Age: 35 Director since May 1984 No Board Committees	Mr. Dell is the company’s Chairman of the Board and Chief Executive Officer. Mr. Dell founded the company in 1984 while attending the University of Texas at Austin. He is a member of the boards of directors of the United States Chamber of Commerce, the Computerworld/ Smithsonian Awards and the World Economic Forum Foundation. Mr. Dell is also a member of the Business Council, serves on the nominating committee for the National Technology Medal of Honor and is an Advisor to the Innovative Technology Management Association at the University of Texas.

Michael H. Jordan Class II Age: 63 Director since December 1992 Board Committees: Audit, Nominating	Mr. Jordan is the former Chairman and Chief Executive Officer of CBS Corporation (formerly Westinghouse Electric Corporation), positions he held from July 1993 until December 1998. Prior to joining Westinghouse, he was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chair-

man of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World-Wide Foods from December 1986 to December 1990. Mr. Jordan is also a member of the boards of directors Aetna Inc., Marketwatch.com, Inc., Clariti Telecommunications International Ltd., Luminant Worldwide Corporation and Young & Rubicam, Inc.

Thomas W. Luce III Class I Age: 59 Director since November 1991 Board Committees: Compensation	Mr. Luce is of counsel with the law firm Hughes & Luce, L.L.P., Dallas, Texas, having co-founded the firm in 1973. He is also a partner with Luce & Williams, Ltd., a business advisory firm. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc.

Klaus S. Luft Class II Age: 58 Director since March 1995 Board Committees: Compensation	Mr. Luft is the founder, owner and President of MATCH — Market Access for Technology Services GmbH, a private company established in 1994 and headquartered in Munich, Germany. MATCH provides sales and marketing services to high technology companies. Since August 1990, Mr. Luft has served and continues to serve as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, a manufacturer of computer systems in Paderborn, Germany, where he also held various other executive positions for more than 17 years in marketing, manufacturing and finance. Mr. Luft is also a member of the boards of directors of Sagent Technology Inc. and Broadvision, Inc.

Alex J. Mandl Class III Age: 56 Director since November 1997 Board Committees: Audit, Nominating	Mr. Mandl is the Chairman and Chief Executive Officer of Teligent Inc., a telecommunications company that offers local, long distance, Internet and other advanced communication services directly to business customers. Before joining Teligent in August 1996, Mr. Mandl was President and Chief Operating Officer of AT&T, where he directed the long distance, wireless and local communications services. During his tenure at AT&T, Mr. Mandl also held the positions of Executive Vice President and Chief Executive Officer of the Communication Services Group, Chief Financial Officer and Group Executive. Mr. Mandl is also a member of the board of directors of Warner-Lambert Company.

Michael A. Miles Class III Age: 60 Director since February 1995 Board Committees: Finance	Mr. Miles is a special limited partner of Forstmann Little and Co. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the board of directors of Philip Morris Companies Inc. Mr. Miles is a member of the boards of directors of Morgan Stanley Dean Witter & Co., Sears, Roebuck and Co., Time Warner Inc., The Allstate Corporation and The Interpublic Group of Companies, Inc.

Samuel A. Nunn, Jr. Class II Age 61 Director since December 1999 Board Committees: Finance, Nominating, Audit	Mr. Nunn is a senior partner in the Atlanta law firm of King & Spalding, where he focuses his practice on international and corporate matters. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. Mr. Nunn also served on the Intelligence and Small Business Committees. Mr. Nunn serves on the boards of directors of The Coca-Cola Company, General Electric Company, Internet Security Systems Group, Inc., National Service Industries Inc., Scientific-

Atlanta, Inc., Texaco Inc. and Total System Services, Inc.

Mary Alice Taylor Class I Age: 50 Director since March 1999 Board committees: Finance	Ms. Taylor is the Chairman and Chief Executive Officer of HomeGrocer.com. Prior to joining HomeGrocer.com, she was the Corporate Executive Vice President for global operations and technology for Citigroup, a position she held from January 1997 through September 1999. Ms. Taylor joined Citigroup following a 16-year career with Federal Express Corp., where she held a variety of finance and operating positions, finally serving as senior vice president for the Americas and Caribbean. She also serves on the board of directors of Autodesk Inc.

Morton L. Topfer Class III Age 63 Director since December 1999 No Board Committees	Mr. Topfer joined Dell in June 1994 as Vice Chairman and became Counselor to the CEO in December 1999, concurrent with his appointment to the Board. Mr. Topfer advises in matters of critical importance such as operations, quality and customer experience issues. For 23 years prior to joining Dell, Mr. Topfer held various positions with Motorola, Inc., last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Mr. Topfer holds a bachelor’s degree in Physics from Brooklyn College and serves on the board of directors of British Sky Broadcasting Ltd.

Committees

The Board maintains four standing committees: Audit, Compensation, Finance and Nominating.

Audit Committee. The Audit Committee’s primary duties include (1) recommending the appointment of independent accountants and determining the appropriateness of their fees, (2) reviewing the scope and results of the audit plans of the independent accountants and internal auditors, (3) overseeing the scope and adequacy of internal accounting control and record-keeping systems, (4) reviewing the objectivity, effectiveness and resources of the internal audit function and (5) conferring independently with the independent accountants.

Compensation Committee. The main responsibilities of the Compensation Committee include (1) determining the compensation for senior management, (2) establishing compensation policies for Dell’s employees generally and (3) administering Dell’s stock-based compensation plans.

Finance Committee. The Finance Committee is primarily responsible for considering and recommending to the full Board proposed strategies, policies and actions related to all areas of corporate finance.

Nominating Committee. The responsibilities of the Nominating Committee include recruiting and recommending candidates for director positions and recommending to the Chairman of the Board the structure and membership of the Board committees.

Meetings and Attendance

During fiscal year 2000, the full Board held seven meetings, the Audit Committee met four times, the Compensation Committee met five times, the Finance Committee met six times and the Nominating Committee met once. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.

Director Compensation

Mr. Dell and Mr. Topfer, who are the only directors that are also Dell employees, do not receive any additional compensation for serving on the Board of Directors.

Annual Retainer Fee. Each non-employee director receives an annual retainer fee of $40,000. The director can receive that amount in cash, can defer all or a portion of it into a deferred compensation plan or can receive stock options instead. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options received in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those options are determined from time to time by the Compensation Committee.

Option or Stock Awards. The non-employee directors are also eligible for stock option and restricted stock awards. The number of options or shares awarded is within the discretion of the Compensation Committee, except that (1) no non-employee director may receive awards covering more than 40,000 shares of stock in any year (other than the year the director joins the Board, when the limit is three times the normal annual limit) and (2) no more than 20% of the awards granted to a non-employee director during a year may consist of restricted stock. The Compensation Committee also has the discretion to establish the other terms and conditions of the awards, such as vesting and exercisability schedules and termination provisions, subject to the following limitations:

•	The exercise price of any option cannot be less than the fair market value of the stock on the date of grant

•	No option can become exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant
•	No option can be “repriced” if the effect would be to reduce the exercise price per share

Other Benefits. Dell reimburses directors for the reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors of Dell.

Compensation During Fiscal 2000. The following table describes the compensation paid to the non-employee directors for the last fiscal year. Mr. Nunn became a director in December 1999 and did not receive any compensation last year.

	Cash	Options
Name	Payments	Granted[a]

Mr. Carty	$40,000	16,284

Mr. Jordan	40,000	16,284

Mr. Luce[b]	0	17,957

Mr. Luft	40,000	16,284

Ms. Malone	40,000	16,284

Mr. Mandl[b]	0	17,957

Mr. Miles[b]	0	17,957

Ms. Taylor[b]	0	17,957

Paul O. Hirschbiel, Jr.[c]	40,000	16,284

a –	Effective July 16, 1999, each non-employee director received options to purchase 16,284 shares of common stock with an exercise price of $43.91 per share. The options vest and become exercisable ratably over five years (20% per year), so long as the director remains a member of the Board. The options terminate when the director ceases to be a member of the Board (if the Board demands or requests the director’s resignation), 90 days after the director ceases to be a member of the Board (if the director resigns for any other reason) or one year after the director ceases to be a member of the Board because of death or permanent disability. In any event, the options terminate ten years from the date of grant. The options are transferable to family members under specified conditions.

b –	Elected to receive options in lieu of the retainer. The number of options granted (1,673) was determined by dividing the foregone retainer amount by the value of an option for one share of common stock (calculated using a Black-Scholes model), and the exercise price was set at the market value of the common stock on the date of grant ($43.91). The options are fully vested, but they become exercisable ratably over five years (20% per year). The options terminate on the tenth anniversary of the date of grant.

c –	Mr. Hirschbiel retired from the Board in March 2000.

EXECUTIVE COMPENSATION

Compensation Committee Report

Dell’s mission is to be the most successful computer company in the world by delivering the best customer experience in the markets we serve. To accomplish this objective, Dell has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through superior financial performance, quality and customer and employee satisfaction.

Compensation Philosophy

The Compensation Committee of the Board of Directors is committed to implementing a compensation program that furthers Dell’s mission. Our Committee therefore adheres to the following compensation policies, which are designed to support the achievement of Dell’s business strategies:

•	Executives’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business unit and individual performance goals.

•	A significant amount of pay for senior executives should be comprised of long- term, at-risk pay to focus management on the long-term interests of stockholders.

•	The at-risk components of pay should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives with a close identification with Dell and aligns executives’ interests with those of the stockholders. This promotes a continuing focus on building profitability and stockholder value.

•	Total compensation opportunities should enhance Dell’s ability to attract, retain and develop exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of Dell depends.

•	Base compensation should be targeted at the median of compensation paid to executives of similar high-tech companies. However, if Dell’s performance exceeds that of its peers, total compensation should be paid above market median, commensurate with the level of success achieved.

Our Committee compares total compensation levels for Dell’s senior executives to the compensation paid to executives of a peer group of similar high-tech companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business, and we review and approve that selection. For fiscal 2000, the peer group consisted of approximately 25 companies, and was changed from the prior year to reflect Dell’s growth and current strategic focus. This group is not the same group used for the industry comparison in the performance graph found in “Company Performance” since it includes additional companies that Dell competes with for people talent in addition to industry-product competitors.

Internal Revenue Code Section 162(m) generally limits the U.S. corporate income tax deduction for compensation paid to certain executive officers to $1 million, unless the compensation is “performance based compensation” or qualifies under certain other exceptions. In designing Dell’s compensation programs, our Committee carefully considers the effect of this provision together with other factors relevant to the needs of the business. We have historically taken, and intend to continue taking, such steps as we deem reasonably practicable to minimize the impact of Section 162(m).

Components of Compensation

The key elements of Dell’s executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately below.

Our Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, we consider all elements of a senior executive’s total compensation package, including insurance and other benefits.

Base Salaries. Base salaries are targeted at median levels for the peer group of companies and are adjusted to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues, as well as external pay practices. We review each senior executive’s base salary annually.

Short-Term Incentives. Short-term incentives for fiscal 2000 were paid pursuant to Dell’s Executive Incentive Bonus Plan. This plan was designed to comply with the performance-based compensation exemption under Internal Revenue Code Section 162(m) and was approved by stockholders at the 1998 annual meeting.

Under this plan, our Committee establishes a specific annual performance target for each executive officer. The performance target is represented as a specific percentage of consolidated net income and may not exceed 0.5%. We have the discretion to reduce (but not increase) an executive’s bonus amount from the amount that would otherwise be payable under the established performance target. Although the plan does not specify factors our Committee will evaluate, we evaluate among other things overall company and business unit financial performance, as well as non-financial company performance, in determining the appropriate final incentive bonus payout for each executive.

For fiscal 2000, our Committee established a specific percentage of consolidated net income for each executive officer. At the end of the year, we certified that the performance targets had been achieved and that incentive bonus amounts could be paid. In determining the actual incentive bonus amount to be paid to each executive officer, we considered several factors, including company and business unit revenue growth, return on invested capital, return on sales and non-financial performance relating to improvements in customer satisfaction. Based on an evaluation of these factors, we modified bonus payout amounts. The amounts paid to the Named Executive Officers is set forth in the Summary Compensation Table.

Long-Term Incentives. In keeping with Dell’s philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of a senior executive’s total compensation package. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees.

When awarding long-term incentives, our Committee considers an executive’s level of responsibility, prior experience, individual performance criteria and previous stock option grants, as well as the compensation practices of the peer group of companies used to evaluate total compensation. Our objective is to provide executives with above-average long-term incentive award opportunities. Actual long-term incentive gains are designed to be highly leveraged if Dell’s stockholder returns exceed industry norms.

The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the price of Dell’s common stock on the date of grant. The size of the award can also be adjusted based on individual factors.

In September 1999, stock options with an exercise price set at fair market value were granted for fiscal 2000 as part of Dell’s regular annual stock option grant. The size of each award was determined based on the criteria for awarding long-term incentives stated above. These stock options generally vest ratably over five years (20% per year).

Because the exercise price of these options is equal to the fair market value of Dell’s common stock on the date of grant, the options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in Dell.

Also, on March 24, 2000, stock options with an exercise price set at 80% of fair market value were granted to 11 executive officers under Dell’s Executive Stock Ownership Incentive Program. This program allows executives to elect to forego all or a portion of their pretax annual bonus payouts and receive discounted options. Because of the inherent risk in foregoing a cash payment to receive an option grant, the number of shares granted is calculated by dividing the foregone bonus amount by the amount of the discount (20% of the fair market value of the common stock on the grant date). Although the foregone cash payments would have been unrestricted, the discounted options are subject to a three-year vesting schedule.

Our Committee also approved grants of restricted stock to key employees who joined Dell during fiscal 2000. These grants were required to attract these individuals to Dell and were intended to replace the long-term incentives they forfeited when they left their previous employers.

Compensation of the Chief Executive Officer

In fiscal 2000, Mr. Dell’s annualized base salary remained at $850,000 and no increase was provided despite the company’s continued strong financial performance. Mr. Dell’s salary is below the median base salary earnings for chief executive officers of the peer group of companies. Our Committee continues to focus on the performance-based elements of Mr. Dell’s compensation package, with less emphasis on fixed base pay.

As a result of the Company’s performance in fiscal 2000, Mr. Dell received an incentive bonus equal to 197% of his base salary.

In September 1999, Mr. Dell received a stock option grant of 805,595 shares. These options vest ratably over five years (20% per year)and have an exercise price equal to the fair market value of the common stock on the date of grant. We granted the options in recognition of Mr. Dell’s continued leadership and vision, which has contributed significantly to the company’s exceptional long-term performance in creating stockholder value.

Conclusion

We believe these executive compensation policies and programs serve the interests of stockholders and Dell effectively. The various pay vehicles offered are carefully designed to provide increased motivation for senior executives to contribute to Dell’s overall future success, thereby enhancing the value of Dell for the stockholders’ benefit.

THE COMPENSATION COMMITTEE

DONALD J. CARTY, Chairman
THOMAS W. LUCE III
KLAUS S. LUFT

Compensation Committee Interlocks and Insider Participation

Neither Mr. Carty, Mr. Luce nor Mr. Luft is an officer or employee, or former officer or employee, of Dell or any of its subsidiaries. No interlocking relationship exists between the members of Dell’s Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Summary Compensation Table

The following table summarizes the total compensation, for each of the last three fiscal years, for Mr. Dell and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2000. These persons are referred to as the “Named Executive Officers.”

					Long-Term
					Compensation Awards

		Annual Compensation			Restricted	Shares
Name and	Fiscal				Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus[a]	Other[b]	Awards[c]	Options[d]	Compensation[e]

Michael S. Dell	2000	$850,000	$1,670,250	—	—	805,595	$107,966
Chairman of the Board,	1999	844,231	2,615,005	—	—	12,800,000	86,185
Chief Executive Officer	1998	788,462	2,000,000	—	—	12,800,000	65,549

Morton L. Topfer	2000	700,000	1,240,350	—	—	290,910	31,032
Counselor to the CEO	1999	691,346	1,927,301	—	—	259,540	30,227
	1998	616,346	2,000,000	—	—	600,000	28,681

Kevin B. Rollins	2000	613,461	1,087,000	—	—	290,910	9,577
Vice Chairman	1999	550,000	1,533,262	—	—	259,540	6,540
	1998	450,381	1,125,953	$141,206	—	1,600,000	34,320

James T. Vanderslice, Ph.D.	2000	69,231	1,000,000	—	$37,575,000	1,500,000	906
Vice Chairman	1999	—	—	—	—	—	—
	1998	—	—	—	—	—	—

Thomas J. Meredith	2000	435,000	570,940	—	—	78,320	17,245
Senior Vice President,	1999	432,115	892,318	—	—	86,520	14,294
Chief Financial Officer	1998	408,288	1,020,719	—	—	320,000	11,315

a –	In each case (except for Mr. Dell in fiscal 1999 and 1998 and Dr. Vanderslice in fiscal 2000), the executive elected to receive options in lieu of this annual bonus amount under the Executive Stock Ownership Incentive Program. This program is described in note c to the table below entitled “Option Grants in Last Fiscal Year”. The amount shown for Dr. Vanderslice for fiscal 2000 represents the cash bonus he received upon commencement of his employment.

b –	Includes the cost of providing various perquisites and personal benefits if the amount exceeds $50,000 in any year. The amount shown for Mr. Rollins in fiscal 1998 includes $128,816 for relocation expenses and reimbursement of the related tax liability and $12,390 for personal financial counseling and tax planning services.

c –	The amount shown for Dr. Vanderslice in fiscal 2000 represents the value of 900,000 shares of restricted stock awarded to him upon commencement of his employment on December 13, 1999. That value was calculated using the closing price of the common stock on the date of grant ($41.75). The shares vest ratably over three years (one-third per year).

At the end of fiscal 2000, Dr. Vanderslice held 900,000 shares of restricted stock valued at $33,525,000 and Mr. Meredith held 136,960 shares of restricted stock valued at $5,101,760. These values were calculated using the closing price of the common stock on the last trading day of the year ($37.25). Dividends are payable on the shares of restricted stock if and when declared by the Board at the same rate as they are paid to all common stockholders. Neither Mr. Dell, Mr. Topfer nor Mr. Rollins held any shares of restricted stock at the end of fiscal 2000.

d –	Does not include options granted in lieu of annual bonus under the Executive Stock Ownership Incentive Program (see note a). For information regarding the stock option grants made during fiscal 2000, see the table below entitled “Option Grants in Last Fiscal Year.”

e –	Includes the value of the company’s contributions to the company-sponsored 401(k) plan and deferred compensation plan and the amount paid by the company for term life insurance coverage under health and welfare plans.

Stock Options

The following table sets forth certain information about the stock option awards that were made to the Named Executive Officers during fiscal 2000. All of these options are transferable to family members under specified conditions.

OPTION GRANTS IN LAST FISCAL YEAR

			Percentage
	Number of		of Total
	Shares		Options
	Underlying		Granted to	Exercise			Grant Date
	Options		Employees In	Price	Grant	Expiration	Present
Name	Granted		Fiscal Year	Per Share	Date	Date	Value[a]

Mr. Dell	805,595	[b]	1.55%	$44.69	9/23/99	9/23/09	$13,969,017

Mr. Topfer	253,382	[c]	0.49	30.43	3/26/99	3/26/09	5,435,044
	290,910	[b]	0.56	44.69	9/23/99	9/23/09	5,044,379

Mr. Rollins	201,577	[c]	0.39	30.43	3/26/99	3/26/09	4,323,827
	290,910	[b]	0.56	44.69	9/23/99	9/23/09	5,044,379

Dr. Vanderslice	1,500,000	[b]	2.90	41.41	12/13/99	12/13/09	24,210,000

Mr. Meredith	117,313	[c]	0.23	30.43	3/26/99	3/26/09	2,516,364
	78,320	[b]	0.15	44.69	9/23/99	9/23/09	1,358,069

a –	Calculated using the Black-Scholes model with the following material assumptions and adjustments: (1) an interest rate equal to the rate on U.S. Treasury securities with a maturity date corresponding to the assumed option term of five years; (2) volatility determined using daily stock prices during the five-year period immediately preceding date of grant; (3) a dividend rate of $0; and (4) in each case (other than the options described in note c), a reduction of 25% to reflect the probability of forfeiture due to termination of employment prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. The actual value realized will depend on the difference between the market value of the common stock on the date the option is exercised and the exercise price.

b –	These options vest and become exercisable ratably over five years (20% per year).

c –	These options were granted as a part of the Executive Stock Ownership Incentive Program, under which the executives can elect to receive options in lieu of their annual bonus. The exercise price of the options is 80% of the fair market value of the common stock on the date of grant, and the number of shares awarded is calculated by dividing the designated bonus amount by 20% of the fair market value of the common stock on the date of grant. The awards shown were granted in lieu of the 1999 annual bonus amounts shown in the “Summary Compensation Table” above. These options vest and become exercisable with respect to 25% of the underlying shares on each of the first two anniversaries of the date of grant and the remaining 50% on the third anniversary of the date of grant.

The following table sets forth certain information about option exercises during fiscal 2000 by the Named Executive Officers and the value of their unexercised options at the end of the year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End[b]
	Acquired	Value
Name	On Exercise	Realized[a]	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Dell	5,000,000	$233,283,432	10,936,000	25,189,595	$340,467,840	$604,820,480

Mr. Topfer	4,028,500	154,781,655	1,663,782	5,693,166	59,396,137	177,507,515

Mr. Rollins	1,550,000	64,367,900	2,773,588	6,000,023	90,503,649	185,463,369

Dr. Vanderslice	0	0	0	1,500,000	0	0

Mr. Meredith	1,084,000	41,522,615	2,591,976	1,997,353	88,189,186	62,893,781

a –	If the shares were sold immediately upon exercise, the value realized was calculated using the difference between the actual sales price and the exercise price. Otherwise, the value realized was calculated using the difference between the closing price of the common stock on the date of exercise and the exercise price.

b –	Amounts were calculated using the closing price of the common stock in the last trading day of year ($37.25).

Other Benefits

401(k) Retirement Plan. Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Under the terms of the plan, Dell matches 100% of each participant’s voluntary contributions up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year).

Deferred Compensation Plan. Dell also maintains a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, Dell matches 100% of each participant’s voluntary contributions up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year). Upon a participant’s death or retirement, the funds are distributed in a lump sum or in annual, quarterly or monthly installments over a period of up to ten years.

Employee Stock Purchase Plan. Dell maintains an employee stock purchase plan that is available to substantially all employees. Participating employees may purchase common stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the stock at the beginning or the end of the period. The six-month participation periods run from January to June and from July to December each year. Employees may contribute up to 15% of their base compensation to the plan.

Employment Agreements and Change-in-Control Arrangements

Substantially all of Dell’s employees enter into a standard employment agreement upon commencement of their employment. The standard employment agreement deals mainly with intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment. Dr. Vanderslice’s agreement contains a special termination of employment clause. Under that agreement, if Dell desires to terminate Dr. Vanderslice’s employment other than for “cause” at any time within the first three years, it must give Dr. Vanderslice 15 months’ advance notice of the termination. During that 15-month notice period, Dr. Vanderslice’s then current salary and benefits (including scheduled vesting of equity awards) will be continued. If, at the end of that period, Dell’s average daily market capitalization for the immediately preceding twelve months is less than $165 billion, then Dell will pay Dr. Vanderslice $35 million (if the termination notice is given within the first year of employment), $20 million (if the termination notice is given within the second year of employment) or $10 million (if the termination notice is given within the third year of employment). After the third year of employment, Dr. Vanderslice’s employment will be “at will” and can be terminated at any time with or without cause.

The Compensation Committee has the authority under Dell’s stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control and to amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include change-in-control acceleration provisions in any awards.

FIVE-YEAR PERFORMANCE GRAPH

The following graph compares the cumulative total return on Dell’s common stock during the last five fiscal years with the S&P 500 Index and the S&P Computer Systems Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in Dell common stock or the indices on January 29, 1995 and assumes the reinvestment of all dividends. The graph depicts the change in the value of common stock relative to the indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

[PERFORMANCE GRAPH]

	End of Fiscal Year

	1995	1996	1997	1998	1999	2000

Dell	$100	$131	$633	$1,901	$7,642	$5,693

S&P 500	$100	$136	$175	$228	$295	$317

S&P Computer Systems Index	$100	$143	$201	$273	$555	$687

STOCK OWNERSHIP

The following table sets forth certain information, as of April 28, 2000, about the ownership of Dell common stock by the directors and executive officers. The company knows of no person, other than Mr. Dell, who owns more than 5% of the total number of shares outstanding. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

			Options		Total as a
	Number of		Exercisable	Total	Percentage of
	Shares		Within 60	Beneficial	Shares
	Owned		Days	Ownership	Outstanding
Beneficial Owner					(if 1% or more)[a]

Michael S. Dell	307,354,192	[b]	14,136,000	321,490,192	12.4%
One Dell Way
Round Rock, Texas 78682

Donald J. Carty	—		1,002,898	1,002,898	—

Michael H. Jordan	138,886		947,698	1,086,584	—

Thomas W. Luce III	—		49,476	49,476	—

Klaus S. Luft	—		855,236	855,236	—

Claudine B. Malone	325,200		4,498	329,698	—

Alex J. Mandl	400	[c]	103,387	103,787	—

Michael A. Miles	558,581	[d]	1,595,813	2,154,394	—

Samuel A. Nunn, Jr.	1,000		—	1,000	—

Mary Alice Taylor	10,090		11,569	21,659	—

Morton L. Topfer	4,316,473	[e]	1,250,627	5,567,100	—

Kevin B. Rollins	10,478		4,458,982	4,469,460	—

James T. Vanderslice, Ph.D.	900,000		—	900,000	—

Thomas J. Meredith	3,652,473	[f]	2,741,304	6,393,777	—

Directors and executive officers as a group (27 persons)	321,276,491		29,658,852	350,935,303	13.4%

a –	Based on the number of shares outstanding (2,588,917,607) at the close of business on April 28, 2000.

b –	Does not include 2,058,000 shares held in a trust of which Mr. Dell is the grantor, 6,080,000 shares held in a trust of which Mr. Dell’s spouse is the grantor or 38,309,112 shares held in a personal income trust for Mr. Dell’s spouse. It does include 1,200,000 shares held in a private charitable foundation.

c –	Held by Mr. Mandl’s spouse.

d –	Includes 160,000 shares held by Mr. Miles’ spouse.

e –	Includes 6,144 shares held by Mr. Topfer’s spouse and 11,776 shares held by a family limited partnership of which Mr. Topfer is the general partner.

f –	Includes 3,085,662 shares held by a grantor trust of which Mr. Meredith is the trustee and members of his family are the beneficiaries.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Certain Relationships and Related Party Transactions

Thomas W. Luce III, a director, is affiliated with the law firm of Hughes & Luce L.L.P., Dallas, Texas, which provided certain legal services to the company during fiscal 2000. The dollar amount of fees that Dell paid to that firm during fiscal 2000 did not exceed 5% of that firm’s gross revenues for its last full fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

The December 1999 Form 4’s for Thomas B. Green and Rosendo G. Parra (each of whom is an executive officer) were inadvertently filed one day late, on January 11, 2000, rather than January 10, 2000. In addition, Mr. Parra failed to report a charitable gift of 34,646 shares on December 31, 1999 on his Form 5 for fiscal year 2000. This failure was inadvertent, and the gift has since been reported on an amended Form 5.

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

Stockholders of record at the close of business on May 23, 2000, are entitled to vote their shares at the annual meeting. As of that date, there were 2,589,696,545 shares of common stock outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

More than 50% of the stockholders entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you will authorize Michael S. Dell and Thomas B. Green to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to Dell’s Corporate Secretary, by submitting a later-dated proxy or by voting in person at the meeting.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election of all nominees for director, and if any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Tabulation of Votes

American Stock Transfer and Trust Company, the transfer agent, will tabulate and certify the votes.

If your shares are treated as a broker non-vote, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Because the election of directors (the only proposal to be presented) is done by a plurality of votes, a broker non-vote will have no effect on the outcome of the vote.

Voting by Street Name Holders

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares according to your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares in its discretion.

Independent Accountants

The Board has again selected PricewaterhouseCoopers LLP as independent accountants for fiscal 2001. Representatives of that firm will be at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Proxy Solicitation

Dell will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors and regular employees. Dell may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Stockholder Proposals for Next Year’s Meeting

Inclusion in Next Year’s Proxy Statement. Any stockholder who desires to present a proposal for consideration at next year’s annual meeting and to include such proposal in next year’s proxy statement must deliver the proposal to Dell’s principal executive offices no later than the close of business on January 26, 2001. Proposals should be addressed to Corporate Secretary, Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244.

Presentation at Meeting. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) Dell receives notice of the proposal before the close of business on April 23, 2001 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter or (b) does not receive notice of the proposal prior to the close of business on April 23, 2001. Notices of intention to present proposals at next year’s annual meeting should be addressed to Corporate Secretary, Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244.

Director Nominees. In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244, stating in detail the qualifications of the persons they recommend.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Dell’s principal executive offices. The list will also be available for examination at the meeting.

Annual Report on Form 10-K

A copy of the fiscal 2000 Annual Report on Form 10-K (without exhibits) is being distributed along with this Proxy Statement. It is also available via the Internet at www.dell.com. In addition, the report (with exhibits) is available at the World Wide Web site of the Securities and Exchange Commission (www.sec.gov).

DELL LOGO
www.dell.com
c/o PROXY SERVICES
P.O. BOX 9079
FARMINGDALE, NY 11735-9769

OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your voting instruction card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your voting instruction card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we’ve provided or return to Dell Computer Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELL COMPUTER CORPORATION

ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote

FOR all nominees.

Nominees:  (01)  Alex J. Mandl

          (02)  Michael A. Miles
          (03)  Samuel A. Nunn, Jr.
          (04)  Morton L. Topfer

For	Withhold	For All
All	All	Except:
[ ]	[ ]	[ ]

[Additional columns below]

[Continued from above table, first column(s) repeated]

For	To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line
All	below.
[ ]

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a respective capacity should give full title.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

PROXY FORM	DELL LOGO	PROXY FORM

DELL COMPUTER CORPORATION

PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 20, 2000 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF DELL COMPUTER CORPORATION

By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.